Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The accompanying unaudited pro forma condensed combined statement of operations and explanatory notes presented below for the nine months ended September 30, 2017 have been prepared by Cowen Inc. (the “Company”) to update the previously filed pro forma condensed combined statement of operations and related explanatory notes for the three months ended March 31, 2017 as filed on August 17, 2017 in Item 9.01 of the Current Report on Form 8-K/A which reflected its completed acquisition of Convergex Group, Inc (“Convergex Group”), as described in Item 2.01 of the Current Report on Form 8-K filed on June 5, 2017. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 is presented as if the acquisition of Convergex had occurred on January 1, 2017, the first day of the period presented.

The unaudited pro forma condensed combined statement of operations has been prepared based on available information, using assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved had the transaction been consummated as of January 1, 2017, nor are they necessarily indicative of future results.  The unaudited pro forma condensed combined statement of operations has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and expected to have a continuing impact on combined results of operations. The unaudited pro forma condensed combined statement of operations do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the consolidated companies. The adjustments included in these unaudited pro forma condensed combined statement of operations are preliminary and may be revised.

The assumptions used and adjustments made in preparing the unaudited pro forma condensed combined statement of of operations are described in the notes herein, and should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes in the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2017.

Cowen Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (dollars in thousands, except per share data) For the nine months ended September 30, 2017
	Cowen Inc.	Convergex Group, LLC (h)	Pro Forma Adjustments		Pro Forma Total
Revenues
Investment banking	$158,082	$—	$—		$158,082
Brokerage	153,738	110,588	—		264,326
Management fees	25,587	—	—		25,587
Incentive income	6,217	—	—		6,217
Interest and dividends	17,140	17,270	—		34,410
Reimbursement from affiliates	2,631	—	—		2,631
Aircraft lease revenue	3,036	—	—		3,036
Reinsurance premiums	21,957	—	—		21,957
Other revenues	3,008	5,289	—		8,297
Consolidated Funds			—
Interest and dividends	4,253	—	—		4,253
Other revenues	498	—	—		498
Total revenues	396,147	133,147	—		529,294
Expenses
Employee compensation and benefits	259,633	67,076	1,365	(a)	328,074
Floor brokerage and trade execution	25,426	43,610	—		69,036
Interest and dividends	31,231	9,323	—		40,554
Professional, advisory and other fees	21,504	3,327	(4,767)	(b)	20,064
Service fees	7,334	2,593	—		9,927
Communications	15,116	19,387	—		34,503
Occupancy and equipment	22,785	6,757	(1,447)	(c)	28,095
Depreciation and amortization	8,488	4,806	(2,684)	(d)	10,610
Client services and business development	20,185	1,676	—		21,861
Reinsurance claims, commissions and amortization of deferred acquisition costs	20,610	—	—		20,610
Restructuring costs	8,600	345	(8,763)	(e)	182
Other expenses	8,585	5,691	(58)	(b)	14,218
Consolidated Funds
Interest and dividends	7,325	—	—		7,325
Professional, advisory and other fees	901	—	—		901
Floor brokerage and trade execution	278	—	—		278
Other expenses	919	—	—		919
Total expenses	458,920	164,591	(16,354)		607,157
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	63,009	92	—		63,101
Bargain purchase gain	7,946	—	(7,946)	(e)	—
Consolidated Funds
Net realized and unrealized gains (losses) on investments and other transactions	48,154	—	—		48,154
Net realized and unrealized gains (losses) on derivatives	5,405	—	—		5,405
Net gains (losses) on foreign currency transactions	(299)	—	—		(299)
Total other income (loss)	124,215	92	(7,946)		116,361

Cowen Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (dollars in thousands, except per share data) For the nine months ended September 30, 2017
(Continued)
	Cowen Inc.	Convergex Group, LLC	Pro Forma Adjustments		Pro Forma Total
Income (loss) before income taxes	61,442	(31,352)	8,408		38,498
Income tax expense (benefit)	5,676	(1,664)	4,149	(f)	8,161
Net income (loss)	55,766	(29,688)	4,259		30,337
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	35,412	—	—		35,412
Net income (loss) attributable to Cowen Inc.	20,354	(29,688)	4,259		(5,075)
Preferred stock dividends	5,094	—	—		5,094
Net income (loss) attributable to Cowen Inc. common stockholders	$15,260	$(29,688)	$4,259		$(10,169)
Weighted average common shares outstanding:
Basic	29,004		1,795		30,799	(g)
Diluted	30,011		788		30,799	(g)
Earnings (loss) per share:
Basic	$0.53				$(0.33)
Diluted	$0.51				$(0.33)

The accompanying notes are an integral part of these unaudited pro forma condensed combined statement of operations.

Cowen Inc.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1. Description of the acquisition
On April 2, 2017, the Company, through its wholly owned subsidiary Cowen CV Acquisition LLC, entered into a securities purchase agreement with, among others, Convergex Holdings LLC to acquire all the outstanding interests in Convergex Group, LLC ("Convergex Group") (subsequently renamed to Cowen Execution Holdco LLC), a provider of agency based execution services and trading technology to middle market institutional investors and broker-dealers (the "Acquisition"). Convergex Group's operations were primarily conducted through two U.S. Securities Exchange Commission ("SEC") registered broker-dealers, Convergex Execution Services LLC (subsequently renamed to Cowen Execution Services LLC) ("Cowen Execution") and Westminster Research Associates LLC ("Westminster Research") and also Convergex Limited (subsequently renamed to Cowen Execution Services Limited) ("Cowen Execution Ltd"), which is based in the United Kingdom and regulated by the Financial Conduct Authority ("FCA"). The purchase price was paid approximately 50% in cash and 50% in Cowen Inc. Class A common stock.
The acquisition was consummated effective as of June 1, 2017. The adjusted aggregate estimated purchase price was $96.2 million, which was determined based on closing date tangible book value of Convergex Group, less certain closing adjustments. A portion of the preliminary purchase price was deposited into escrow as a reserve for any future claims against the sellers of Convergex Group. On closing, the Company paid cash of $48.6 million and issued 3,162,278 of the Company’s Class A common stock determined based on the 30-day volume-weighted average price per share of $15.05 as of May 30, 2017.

2. Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States ("GAAP") and was derived based on the historical financial statements of the Company and the financial statements of Convergex Group after giving effect to the Acquisition and after applying the reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 is presented as if the acquisition of Convergex had occurred on January 1, 2017, the first day of the period presented.
The unaudited pro forma condensed combined statement of operations is presented for information purposes only and is not intended to reflect the results of operations of the combined company that would have resulted had the Acquisition been effective during the period presented or the results that may be obtained by the combined company in the future.
Additionally, the unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes in the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2017.

3. Net Assets Acquired
The Company is currently in the process of finalizing its purchase price allocation of Convergex Group; therefore, the purchase price adjustments and allocation of the purchase price to the net assets acquired, as filed in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, are preliminary and subject to measurement period adjustments and will be finalized as necessary, up to one year after the acquisition's closing date, as the information becomes available. The adjusted aggregate estimated purchase price was $96.2 million, which was determined based on closing date tangible book value of Convergex Group, less certain closing adjustments. A portion of the preliminary purchase price was deposited into escrow as a reserve for any future claims against the sellers of Convergex Group. On closing, the Company paid cash of $48.6 million and issued 3,162,278 of the Company’s Class A common stock determined based on the 30-day volume-weighted average price per share of $15.05 as of May 30, 2017.
4. Pro Forma Adjustments and Assumptions

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine month period ended September 30, 2017.

(a) Reflects an acceleration of vested deferred compensation expense, pre-acquisition severance, and other compensation issued to certain Convergex Group employees.

(b) Represents the elimination of nonrecurring charges included in the Company's historical results of operations which resulted directly from the acquisition. These amounts primarily related to legal, professional and other fees.

(c) Reflects the adjustment to amortization, over the remaining lease term of 25 months using the straight line method, of the fair value of lease obligation related to Convergex Group's real estate leases that were at higher than market rates at the closing date.

(d) Reflects the reduction in depreciation and amortization expense, using the straight line method, related to the fair value of fixed and intangible assets recognized in connection with the acquisition. The estimated useful lives of the fixed assets range from 2 to 5 years. The estimated useful lives of the intangible assets range from 6 months to 9 years.

(e) Reflects the exclusion of the bargain purchase gain and restructuring costs which are non recurring charges or credits.

(f) Represents the tax impact of the Pro Forma Adjustments which was primarily offset by a valuation allowance adjustment that was determined based on Cowen's and Convergex Group's historical valuation allowance positions.

(g) As the unaudited pro forma condensed combined statement of operations assume that the acquisition occurred as of the beginning of the period presented, all 3,162,278 shares of Cowen Class A common stock that were issued to the sellers of Convergex Group are assumed to be outstanding for the entire period for the unaudited pro forma net loss per share calculation of the combined company. An adjustment has been made to the weighted average shares outstanding since, due to the pro forma combined losses, the outstanding restricted stock and stock options would be anti-dilutive.

(h) Subsequent to the acquisition, certain of Convergex Group's businesses were integrated within the broker-dealer businesses of the Company and therefore are reflected in the Cowen Inc. column for the nine months ended September 30, 2017.

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